Exhibit 99.1

[LETTERHEAD OF PLATO LEARNING, INC.]

PRESS RELEASE

For Immediate Release	Contact: John Murray, President & CEO John Buske, VP Finance & CFO Steve Schuster, VP & Treasurer PLATO Learning, Inc. 952.832.1000

PLATO Learning Announces Agreement to Acquire
Wasatch Interactive Learning Corporation

MINNEAPOLIS, MN – January 31, 2001 — PLATO Learning, Inc. (NASDAQ: TUTR) announced today that it has signed a definitive agreement to acquire Wasatch Interactive Learning Corporation (OTCBB: ILRN), a provider of multimedia courseware for K-8 education and supplementary materials for adult education. Wasatch, based in Salt Lake City, Utah is one of the United States’ leading publishers of interactive, multimedia courseware for elementary and middle schools. The company’s products are used by over 1,500 schools across 600 school districts as well as in a number of adult education programs. The company’s Web site address on the Internet’s World Wide Web is www.wilearn.com

PLATO is acquiring all of the shares of Wasatch common stock for $12 million in PLATO stock. The transaction is expected to close by the end of the second quarter of fiscal 2001, following approval by Wasatch shareholders. In connection with the transaction PLATO will register the shares to be issued with the Securities and Exchange Commission. Wasatch’s founders Barbara Morris and Carol Loomis will continue as the senior executive officers of Wastach and will become part of the PLATO team. Both Ms. Morris and Ms. Loomis have over twenty years of educational software experience. Ms. Morris, president and CEO of Wasatch will report to John Murray, president and CEO of PLATO Learning.

Commenting on the transaction, John Murray, said, “Our agreement to acquire Wasatch is an important strategic initiative for PLATO Learning. The Wasatch product includes some 1,500 hours of math, reading, writing, science, social studies and interactive projects for elementary and middle schools with some products having applicability in high schools and adult education. We expect to continue to see increasing demand for high quality, standards-based, state correlated curricula at all levels of K-12. PLATO will integrate the Wasatch K-8 courseware with its comprehensive PLATO Learning system for middle and high schools to become the first, truly comprehensive and most contemporary on-line curriculum for the K-12 market.”

Mr. Murray continued, “President Bush’s recently proposed education reform plan clearly states his goal of standardized education with accountability down to third grade level being a primary focus. Under his proposed plan, President Bush intends that all students will be tested in math and reading at every grade level from third grade upwards. Wasatch’s exciting new math and reading products for K-8 together with PLATO’s new reading courses for grades 3 through 9, our already strong and proven math curricula and our recently launched web-based testing system will provide the strongest solution available anywhere to help educators meet their accountability targets.”

Barbara Morris, co-founder and CEO of Wasatch, commented, “The Wasatch K-8 products receive excellent reviews by educators and are the best K-8 educational software products in the market. The combination of our products with our proven experience in the K-8 market and our development capability makes us an ideal strategic fit with PLATO. We believe the combination of Wasatch’s offerings with PLATO’s products and services will provide the total K-12 solution for schools and will set the standard in the education industry.

Ms. Morris added, “PLATO is an education household name and has a great reputation for software that promotes learning and gets results. They also have an extensive customer base that will enable us to achieve significant penetration in the K-8 market. The combined products truly complement each other to provide the broadest, newest, K-12 on-line curriculum available anywhere in the world. PLATO is one of the few fast growing, profitable educational software companies. They have sound business fundamentals and all of us at Wasatch look forward to being part of the PLATO family.”

PLATO Learning will host an investor conference call today – Wednesday, January 31, 2001 at 16:00 hrs CST. You may join the call by dialing 1-800-374-0721. The call’s leader is “John Murray” and the password is “elementary”. If you miss the live conference call, the instant replay can be accessed by dialing 1-800-642-1687 and entering pass code number 160825 followed by #, at the prompt. This instant replay will be available through midnight February 7, 2001. Investors also have the option of listening to the call over the Internet through PLATO’s web site at http://www.plato.com. If you have never participated in an online conference call before, your computer may need specific software for the audio portion. A free version of RealPlayer may be downloaded and installed from http://www.realplayer.com.

PLATO Learning is the developer and marketer of computer-based PLATO products and services. With revenues of over $56 million, PLATO Learning, Inc. is a publicly held company traded as TUTR on the NASDAQ-NMS. Offering more than 2,000 hours and 10,000 learning objectives of comprehensive academic and applied skills courseware designed for adolescents and adults, PLATO Learning is marketed to middle and high schools, colleges, job training programs, correctional institutions, military education programs, corporations, and consumers. PLATO Learning is delivered via networks, CD-ROM, the Internet, and private intranets; it is available for immediate purchase and electronic download on the Company’s e-commerce site plato.com

An international training and education company, PLATO Learning headquarters are located at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437-3109, (952) 832-1000 or (800) 869-2000. PLATO Learning has domestic offices located throughout the United States, and international offices in the United Kingdom and Canada. PLATO Learning has international distributors located in Puerto Rico, Singapore, South Africa, and the United Arab Emirates. The company’s Web site address on the Internet’s World Wide Web is www.plato.com

This press release does not constitute an offer to sell the common stock of PLATO Learning or any other security or the solicitation of an offer to buy the common stock of Wasatch or any other security.

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Any statements made regarding the Company’s anticipated revenues, expenses, earnings, financial condition and new product launches are forward-looking and are subject to risks and uncertainties such as those described in the Company’s annual report on Form 10-K for the year ended October 31, 2000. Actual results may differ materially from anticipated results.

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